Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
BioCardia, Inc.:

We consent to the use of our report dated March 30, 2017, with respect to the consolidated balance sheets of BioCardia, Inc. and subsidiary as of December 31, 2016 and 2015, and the related consolidated statements of operations, convertible preferred stock and stockholders’ equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2016, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/KPMG LLP

San Francisco, California
May 19, 2017